Exhibit 10.1.5

AMENDMENT TO

THE CONSOLIDATED EDISON

RETIREMENT PLAN

Taking Into Account the Changes

Resulting from the 2013 – 2017

Collective Bargaining Contract

Between Local 3 and CECONY

Amendment Number 1. The Introduction is amended, to add at the end of that Section:

As a result of the June 2013 collective bargaining negotiations between Local 3 and CECONY, the Retirement Plan is being amended to adopt a “Pension Choice” temporary program during which certain existing Local 3 members will have a choice between continuing their participation in the Retirement Plan for their pension benefits or transferring out of the Retirement Plan and earning future pension benefits under a new Defined Contribution Pension Formula. The Pension Choice program will also be extended to newly hired Local 3 members who will be given a choice to earn their pension benefits (1) under the Cash Balance Pension Formula of the Retirement Plan or (2) under the new Defined Contribution Pension Formula. Additionally, the Retirement Plan is being amended to make as the normal form of pension benefit for benefits accruing after June 30, 2014, a non-subsidized joint and 50% survivor annuity for certain CECONY Weekly Participants.

Amendment Number 2. Article II, Participation, Section 2.01 Participation Requirements, is amended by adding a new subsection (h), a new subsection (i), and a new subsection (j) to read as follows:

(h) Each CECONY Weekly Employee who: (i) is a member of Local 3; (ii) was hired on or after January 1, 2010, and before June 30, 2013; and (iii) is actively employed as of June 30, 2013 (“PC Participant”) will be given an opportunity to make a “Pension Choice (“PC”),” as set forth below. The Pension Choice temporary program will end on December 31, 2015, and no further Pension Choices submitted by a PC Participant will be accepted after December 31, 2015.

1. Pension Choice For PC Participant:

A. The Pension Choice temporary program provides a one-time opportunity for each PC Participant to make an irrevocable election to transfer out of the Cash Balance Pension Formula in the Retirement Plan and into the “Defined Contribution Pension Formula (“DCPF”),” as described in the Consolidated Edison Thrift Savings Plan (“Thrift Savings Plan”).

B. The election period for a PC Participant will begin no later than January 1, 2014, and will end on December 31, 2015 (“PC Election Period”). Beginning on and after January 1, 2016, the Pension Choice will end for a PC Participant and no new elections will be accepted.

C. If a PC Participant elects to transfer out of the Cash Balance Pension Formula and into the Defined Contribution Pension Formula during the first two months of a calendar quarter, he or she will cease active participation in the Retirement Plan as of the last day of that calendar quarter. However, if he or she submitted an election form after the second month of the calendar quarter, he or she will cease participation in the Retirement Plan as of the last day of the next following calendar quarter. His or her last day of active participation in the Retirement Plan will be the last day of the calendar quarter immediately preceding the first day of the calendar quarter in which he or she becomes covered under the Defined Contribution Pension Formula (“Transfer Date”). In no event, will a PC Participant be credited with service under both the Cash Balance Pension Formula and the Defined Contribution Pension Formula.

D. If a PC Participant is married and makes an election to transfer out of the Cash Balance Pension Formula, his or her spouse must consent in writing to the transfer on the election form submitted by the PC Participant.

E. A PC Participant who takes no action during the PC Election Period will remain in the Cash Balance Pension Formula.

F. As of the Transfer Date, a PC Participant who elects to transfer out of the Cash Balance Pension Formula will have no additional future compensation credits credited to his or her Cash Balance Pension benefit.

G. As of his or her Transfer Date, the PC Participant will continue to receive only interest credits to his or her Cash Balance Pension benefit until the date that he or she begins distribution from the Retirement Plan.

(i) Each CECONY Weekly Employee who is a member of Local 3 and is hired on or after June 30, 2013 will be given a “Pension Choice,” election as soon as administratively practicable after being hired and will have up to 60 days to make a one-time irrevocable election to be covered under the Cash Balance Pension Formula in the Retirement Plan. If he or she elects to be covered under the Cash Balance Pension Formula in the Retirement Plan, he or she will be subject to the same terms and conditions as a CECONY Weekly Participant who is a member of Local 3 covered under the Cash Balance Pension Formula. Such individual will not be given another Pension Choice.

A. Beginning as of July 1, 2013, participation in the Retirement Plan for a newly hired (or rehired) CECONY Weekly Employee who is a member of Local 3 is limited to such person who makes an affirmative Pension Choice election to participate in the Cash Balance Pension Formula.

B. If a Local 3 member affirmatively elects to participate in the Cash Balance Pension Formula, he or she will receive service credit under the Cash Balance Pension Formula beginning on his or her hire date.

j. Each CECONY Weekly Employee, who is a member of Local 3, was not actively employed on June 30, 2013, and is rehired on or after June 30, 2013, will be treated as follows:

A. If, prior to his or her rehire date, he or she took a Cash Out or Single Sum Lump Sum Payment, he or she will be given a Pension Choice as set forth in Section i above. If he or she elects to participate in the Cash Balance Pension Formula, he or she will be given past service credit for vesting but not for determining the applicable compensation accrual rate.

B. If, prior to his or her rehire date, he or she was covered under the Final Average Pay or Total Salary Pension Formula, and he or she did not take a Cash Out or Single Sum Lump Sum Payment, upon his or her rehire date, he or she will commence participation under the formula under which he or she previously was covered.

Amendment Number 3. Article V, Automatic Form of Payment, Section 5.01, Automatic Form of Payment, Subsection (b) CECONY Participants, Subsection (b), Married Participants, is amended by adding a new subsection (b)(5) to read as follows:

(5) Effective July 1, 2014, a CECONY Weekly Participant who (i) is a member of Local 3, (ii) was hired on or before June 26, 2005, and (iii) is covered under the Final Average Pay Formula or the Total Pay Formula, will have as his or her normal form of benefit that part of his or her pension benefit allowance that accrues after June 30, 2014 (“Post-June 2014 Pension Accruals”) calculated as follows. Effective July 1, 2014, for the part of the pension benefit allowance that is attributable to the Post-June 2014 Pension Accruals, the normal form of pension benefit allowance for such a Local 3 married CECONY Weekly Participant will be a qualified joint and 50% survivor annuity that is the actuarial equivalent of the single life annuity. If such CECONY Weekly Participant elects an optional form of payment, the part of his or her pension benefit allowance attributable to the Post-June 2014 Pension Accruals will also be the actuarial equivalent, as set forth in the applicable Table in Appendix A, of the single life annuity.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed effective as of October 23, 2013

/s/ Mary Adamo
Mary Adamo
Vice President of Human Resources
Consolidated Edison Company of New York, Inc.
And the Plan Administrator of the Retirement Plan

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